UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant

Filed by a Party other than the Registrant

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Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Under Rule §240.14a-12

MAJESCO ENTERTAINMENT COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May    , 2006

Dear Stockholder,

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Majesco Entertainment Company to be held at 10:00 a.m. (local time) on June 20, 2006, at the Sheraton Edison Hotel Raritan Center, 125 Raritan Center Parkway, Edison, New Jersey 08837.

The principal business of the meeting will be to (i) elect three Class I members to the Board of Directors, (ii) to ratify the appointment of Goldstein Golub Kessler LLP as our independent public accountants for the fiscal year ending October 31, 2006, and (iii) to transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

We hope you will be able to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, when you have finished reading the proxy statement, you are urged to complete, sign, date and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting, whether or not you can attend.

Sincerely,
/s/ Morris Sutton
Morris Sutton Chairman and Interim Chief Executive Officer

YOUR VOTE IS IMPORTANT.
PLEASE RETURN YOUR PROXY PROMPTLY.

MAJESCO ENTERTAINMENT COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held Tuesday, June 20, 2006

To the Stockholders of Majesco Entertainment Company:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Majesco Entertainment Company, a Delaware corporation, will be held at 10 a.m. (local time) on June 20, 2006, at the Sheraton Edison Hotel Raritan Center, 125 Raritan Center Parkway, Edison, New Jersey 08837, for the purpose of considering and taking action on the following proposals:

1.	To elect three Class I members to the Board of Directors.

2.	To ratify the appointment of Goldstein Golub Kessler LLP as our independent public accountants for the fiscal year ending October 31, 2006.

3.	To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

The foregoing business items are more fully described in the following pages which are made part of this Notice.

WHO MAY VOTE:

You may vote if you were the record owner of Majesco stock at the close of business on May 10, 2006. The Board of Directors has fixed the close of business on May 10, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of the Secretary at the above address.

All stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Adam Sultan Adam Sultan Secretary
May , 2006

MAJESCO ENTERTAINMENT COMPANY

160 Raritan Center Parkway
Edison, New Jersey 08837
(732) 225-8910

PROXY STATEMENT FOR MAJESCO ENTERTAINMENT COMPANY
2006 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 20, 2006

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me This Proxy Statement?

We sent you this proxy statement in connection with the solicitation by the Board of Directors of Majesco Entertainment Company, a Delaware corporation, of proxies, in the accompanying form, to be used at the Annual Meeting of Stockholders to be held at 10 a.m. (local time) on June 20, 2006, at the Sheraton Edison Hotel Raritan Center, 125 Raritan Center Parkway, Edison, New Jersey 08837, and any adjournments thereof. This proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

This proxy statement, the accompanying proxy and, though not part of this proxy statement, our 2005 annual report, which includes our financial statements for the fiscal year ended October 31, 2005, are being mailed on or about May , 2006 to all stockholders entitled to notice of and to vote at the meeting. You can also find a copy of our 2005 Annual Report on Form 10-K, as amended, on the Internet through the SEC's electronic data system called EDGAR at www.sec.gov or through the ‘‘Investor Info’’ section of our website at www.majescoentertainment.com.

Who Can Vote?

Only stockholders who owned Majesco common stock at the close of business on May 10, 2006, are entitled to vote at the annual meeting. On that record date, there were 22,257,631 shares of Majesco common stock outstanding and entitled to vote. Majesco common stock is our only class of voting stock.

You do not need to attend the meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. A stockholder may revoke a proxy before the proxy is voted by delivering to our Secretary a signed statement of revocation or a duly executed proxy card bearing a later date. Any stockholder who has executed a proxy card but attends the meeting in person may revoke the proxy and vote at the meeting.

How Many Votes Do I Have?

Each share of Majesco common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer & Trust Company, or you have stock certificates, you may vote:

•	By mail. Complete and mail the enclosed white proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in ‘‘street name’’ (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By Internet or by telephone. Follow the instructions you receive from your broker to vote by Internet or telephone.

•	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a broker's proxy card and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a proxy card from your broker.

How Does The Board Of Directors Recommend That I Vote On The Proposals?

The Board of Directors recommends that you vote as follows:

•	‘‘FOR’’ the election of our Board of Directors’ nominees for Class I directors set forth on the white proxy card included in this Proxy Statement; and

•	‘‘FOR’’ ratification of the selection of Goldstein Golub Kessler LLP as our independent auditors for our fiscal year ending October 31, 2006.

If any other matter is presented, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before the meeting. You may revoke your proxy in any one of the following ways:

•	signing a new proxy card and submitting it as instructed above;

•	if your shares are held in street name, re-voting by Internet or by telephone as instructed above — only your latest Internet or telephone vote will be counted;

•	notifying Majesco's Secretary in writing before the annual meeting that you have revoked your proxy; or

•	attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

What If I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under ‘‘How Do I Vote?’’ on the white proxy card for each account to ensure that all of your shares are voted.

In addition, we have received notice from Trinad Capital Master Fund ("Trinad’’) announcing its intention to nominate three candidates for election as directors at the Annual Meeting and deliver a proxy statement and/or form of proxy to you. The Board of Directors urges you NOT to sign any proxy card sent to you by Trinad.

Even if you have previously signed a proxy card sent to you by Trinad, you can revoke it and vote for the Board of Directors’ nominees by signing, dating and mailing the enclosed white proxy card in the envelope provided.

Will My Shares Be Voted If I Do Not Return My Proxy Card?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under ‘‘How Do I Vote?’’ If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under ‘‘How Do I Vote?,’’ the bank, broker or other nominee has the authority, even if it does not receive instructions from you, to vote your unvoted shares for the election of the nominees to the Board of Directors, unless a contest for election of nominees to the Board of Directors has been commenced by the filing of a preliminary or definitive proxy statement by a party other than the Company prior the date the broker proposes to vote your unvoted shares, and for the ratification of the independent auditors. We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a ‘‘broker non-vote.’’

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Class I Directors	The affirmative vote of a plurality of the votes present or represented by proxy and entitled to vote at the annual meeting is required to elect nominees for director. Abstentions are not counted for purposes of electing directors. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms have authority to vote customers' unvoted shares held by the firms in street name for the election of directors, unless a contest for election of nominees to the Board of Directors has been commenced by the filing of a preliminary or definitive proxy statement by a party other than the Company prior the date the broker proposes to vote your unvoted shares. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Our Selection of Goldstein Golub Kessler LLP as our Independent Auditors for 2006	The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of independent auditors. Abstentions will be treated as votes against this proposal. Brokerage firms have authority to vote customers' unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent accountants. However, if our stockholders do not ratify the selection of Goldstein Golub Kessler LLP as our independent public accountants for the fiscal year ending October 31, 2006, our Audit Committee of our Board of Directors will reconsider its selection.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Householding of Annual Disclosure Documents.

In December 2000, the Securities and Exchange Commission adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or brokers holding our shares on your behalf to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if either we or the brokers believe that the stockholders are members of the same family. This practice, referred to as ‘‘householding,’’ benefits both stockholders and us. It reduces the volume of duplicate information received by you and helps to reduce your expenses. The rule applies to our annual reports, proxy statements and information statements. Once stockholders receive notice from their brokers or from us that communications to their addresses will be ‘‘householded,’’ the practice will continue until stockholders are otherwise notified or until they revoke their consent to the practice. Each stockholder will continue to receive a separate proxy card or voting instruction card.

Stockholders who do not wish to participate in ‘‘householding’’ and would like to receive their own sets of our annual disclosure documents in future years should follow the instructions described below. Stockholders who share an address with another one of our stockholders and who would like to receive only a single set of our annual disclosure documents should follow these instructions:

•	Stockholders whose shares are registered in their own name should contact our transfer agent, American Stock Transfer & Trust Company, and inform them of their request by calling them at 1-800-937-5449 or writing them at 59 Maiden Lane, Plaza Level, New York, New York 10038.

•	Stockholders whose shares are held by a broker or other nominee should contact the broker or other nominee directly and inform them of their request. Stockholders should be sure to include their name, the name of their brokerage firm and their account number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table is based upon 22,257,631 shares of common stock outstanding as of May 10, 2006, and sets forth, based on the public filings of such individuals and entities and our knowledge of securities issued by us to them, certain information concerning the ownership of voting securities of (i) each current member of the Board of Directors, (ii) our former chief executive officer and certain other of our currently highly compensated officers, (iii) all of our directors and executive officers as a group, and (iv) each beneficial owner of more than 5% of the outstanding shares of any class of our voting securities. Except as otherwise indicated, addresses are c/o Majesco Entertainment Company, 160 Raritan Center Parkway, Edison, NJ 08837.

Common Stock	Number of Shares Beneficially Owned		Voting Power
Directors and Officers
Laurence Aronson	11,674	(1)	*
John Gross	22,216	(2)	*
Louis Lipschitz	20,281	(1)	*
Jesse Sutton	2,232,888	(3)(4)(5)	10.03%
Jesse M. Sutton Foundation (5)	217,142		*
Joseph Sutton	2,232,888	(3)(4)(5)	10.03%
Morris Sutton	812,863	(2)(5)(6)	3.65%
Richard Wnuk	20,000	(2)	*
Carl Yankowski	0		*
Keith Harrison	0		*
Marc Mazur	0		*
Steven Weinstein	0		*
Stephen Wilson	0		*
Executive officers and directors as a group	5,569,952		25.02%
Five Percent Stockholders
Robert S. Ellin	3,046,165	(7)	13.69%
Royce & Associates, LLC (8)	1,488,486		6.69%
Adam Sutton (9)	2,088,571	(4)	9.38%

*	Represents beneficial ownership of less than 1% of the shares of common stock.

(1)	4,762 of the amount shown for Mr. Aronson, and 9,523 of the amount shown for Mr. Lipschitz, represent shares of common stock underlying outstanding options but does not include outstanding options and shares of restricted stock which have not vested and are not vesting within 60 days.

(2)	Represents shares of common stock underlying outstanding options but does not include outstanding options which have not vested and are not vesting within 60 days.

(3)	Includes 71,428 shares of common stock which may be acquired upon exercise of warrants to purchase shares of common stock.

(4)	Of the amount identified, 35,714 shares of common stock are subject to an escrow agreement.

(5)	Morris Sutton, Jesse Sutton and Joseph Sutton act as officers of the Jesse M. Sutton Foundation, and each has the power to vote and dispose of the shares held by the Foundation. Since the power to vote and dispose of the shares is shared among the three individuals, the number of shares disclosed under each of Jesse, Joseph and Morris Sutton does not include the number of shares held by the Foundation.

(6)	Of the amount identified, 805,363 shares are held pursuant to a voting agreement by which Morris Sutton has the power to vote the shares held in the name of his daughter, Sarah Sutton.

The voting agreement does not restrict Sarah Sutton from exercising all other rights of beneficial ownership, including disposition and the right to receive payments of dividends or other distributions from Majesco with respect to the shares.

(7)	Includes (i) 33,856 shares held directly by Robert S. Ellin, (ii) 47,656 shares held by Mr. Ellin's spouse, Nancy J. Ellin, (iii) 81,442 shares held by the Robert S. Ellin Profit Sharing Plan and (iv) 225,456 shares held by Atlantis Equities, Inc., of which Nancy J. Ellin is the sole stockholder. The remaining shares are held by the Trinad Capital Master Fund Ltd., of which Mr. Ellin is the managing member of Trinad Advisors GP, LLC, the general partner of a principal stockholder of the Fund, and is also a limited partner of the Fund.

(8)	The address is 1414 Avenue of the Americas, New York, NY 10019.

(9)	Adam Sutton is the adult son of Morris Sutton and brother of Jesse Sutton and Joseph Sutton. Adam Sutton is not an executive officer or director of the Company.

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Our Amended and Restated Certificate of Incorporation and Second Amended and Restated By-Laws provide that our business is to be managed by or under the direction of our Board of Directors.

On February 3, 2006, the Board of Directors appointed Morris Sutton as Chairman and Interim Chief Executive Officer, effective immediately. Mr. Sutton, age 67, has served as one of our directors since December 5, 2003 and, since August 24, 2004, as our Chairman Emeritus.

On February 3, 2006, James Halpin and Marc Weisman resigned from the Board of Directors. Mr. Halpin had served as Chairman of the Board of Directors and was a member of the Company's Audit Committee and Compensation Committee. Mr. Weisman had served as Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee and the Compensation Committee.

In order for our Board to continue to have a majority of independent directors, on February 6, 2006, Jesse Sutton and Joseph Sutton also resigned from the Board of Directors. Jesse Sutton remains President of the Company and Joseph Sutton remains Executive Vice President of Research and Development. Morris Sutton is the father of Jesse Sutton and Joseph Sutton.

On April 28, 2006, Marc Mazur was appointed to fill a vacancy on our Board of Directors as a Class I director and Steven Weinstein was appointed to fill a vacancy on our Board of Directors as a Class III director.

On May 2, 2006, Stephen Wilson was appointed to fill a vacancy on our Board of Directors as a Class III director.

On May 4, 2006, Keith Harrison was appointed to fill a vacancy on our Board of Directors as a Class II director.

Below is information about our current directors. We have a staggered board of directors comprised of three classes and each director serves until the annual meeting associated with their class. The Class I board members are Morris Sutton, Louis Lipschitz and Marc Mazur and were nominated by our Board of Directors on May 1, 2006 for re-election at our Annual Meeting; if elected, they will serve until our annual meeting in 2009. The Class II board members are Laurence Aronson and Keith Harrison. There is currently one vacancy in this Class. The Class II Members will serve until our annual meeting in 2007. The Class III board members are Steven Weinstein and Stephen Wilson. There is currently one vacancy in this Class. The Class III Members will serve until our annual meeting in 2008. The independent directors of the Company are Laurence Aronson, Louis Lipschitz, Marc Mazur, Steven Weinstein and Stephen Wilson.

Class I

Name	Age	Position
Morris Sutton	67	Chairman, Interim Chief Executive Officer and Director
Louis Lipschitz	61	Director
Marc Mazur	46	Director

Class II

Name	Age	Position
Laurence Aronson	49	Director
Keith Harrison	51	Director

Class III

Name	Age	Position
Steven Weinstein	51	Director
Stephen Wilson	59	Director

MORRIS SUTTON.    Mr. Sutton has served as one of our directors since December 5, 2003. Since August 24, 2004, he served as our Chairman Emeritus until February 3, 2006, when our Board appointed him as Chairman and Interim Chief Executive Officer. Mr. Sutton was the founder of Majesco Sales Inc., and, prior to Majesco Sales Inc.'s merger, was its Chief Executive Officer from 1986 to December 2003. Morris Sutton is the father of Jesse Sutton and Joseph Sutton. From 1998 to 2001, Mr. Sutton was the Chairman of Majesco Biologicals, Inc., a biotechnology development company, which ceased all operations in 2001 pursuant to an assignment for the benefit of creditors.

LOUIS LIPSCHITZ.    Mr. Lipschitz has served as one of our directors since April 20, 2004. From February 1, 1996 to March 2004, Mr. Lipschitz served as Executive Vice President and Chief Financial Officer of Toys ‘‘R’’ Us, Inc. Mr. Lipschitz is also a director of New York & Company, Inc. and Forward Industries, Inc.

MARC MAZUR.    Mr. Mazur has served as one of our directors since April 28, 2006. Since March 2005, Mr. Mazur serves as Senior Advisor to Tsinghua Venture Capital Company, responsible for coordinating the development of a $250 million private equity fund that will be leveraging the proprietary portfolio companies of Tsinghua Holdings and Tsinghua Ventures. Previously, he was in charge of strategic business development at CareInsite (CARI), subsequently acquired by WebMD. From 1987 to 1996, Mr. Mazur worked at Goldman Sachs as Vice President responsible for the Euro-dollar bond business. In 1994, he was also employed by Swiss Bank Corporation as an Executive Director, responsible for the North American Credit Fixed Income business. Mr. Mazur also serves an independent consultant focusing on the healthcare and financial services sectors and serves on the Advisory Board of Tsinghua Ventures, a buyout fund formed by Tsinghua University in Beijing, and Zix Corporation (ZIXI), a public healthcare technology company.

LAURENCE ARONSON.    Mr. Aronson has served as one of our directors since November 4, 2004. From 2003 to the present, Mr. Aronson has served as the President and Chief Executive Officer of Cartwheel LLC, a marketing services company. From 2000 to 2003, he was the President of Sales and Customer Marketing at Revlon USA. Prior to that he held senior leadership positions at Procter & Gamble and Warner Lambert/Adams USA.

KEITH HARRISON.    Mr. Harrison has served as one of our directors since May 4, 2006. Keith Harrison is currently CEO of Compass Marketing Inc., an independent sales, marketing and custom products company which he founded in 1985. Previously, Mr. Harrison was a regional manager for Duracell and acted as an independent sales representative for Sharp and Atari.

STEVEN WEINSTEIN.    Mr. Weinstein has served as one of our directors since April 28, 2006. Mr. Weinstein is currently the Executive Vice President & Chief Strategy Officer of Macrovision Corporation, a provider of digital lifecycle value management solutions for the delivery and use of software and content. Mr. Weinstein joined Macrovision as Chief Technology Officer in December 2002 and served for two-and-a-half years as Executive Vice President and General Manager when the company consolidated its video, music and games businesses in May 2003. From 2002 to 2003, Mr. Weinstein held the role of Chief Technology Officer at Vicinity Corporation, a provider of Web, wireless and speech-based enterprise location services. Prior to Vicinity Corporation, Mr. Weinstein was a founder of Backstage Pass, a business focused on digital identities and online communities for major music talent. From 1996 to 2001, he was also a founding executive and chief visionary at Liberate Technologies. Mr. Weinstein has also held executive-level positions at Microprose from 1993 to 1996, Electronics for Imaging from 1992 to 1993, Media Cybernetics from 1989 to 1992, and Ship Analytics from 1983 to 1989.

STEPHEN WILSON.    Mr. Wilson has served as one of our directors since May 2, 2006. Stephen Wilson is currently a partner with Camelot Equity Partners in Darien, Connecticut. Prior to Camelot, Mr. Wilson was Executive Vice President and Chief Financial Officer at Footstar from 2001 to 2006.

He has also served as Executive Vice President and Chief Financial Officer of Bridge Information Systems from 2000 to 2001, Reader’s Digest Association from 1995 to 1997 and RJR Nabisco from 1990 to 1995. His additional prior experience includes senior management and financial positions at Cadbury Beverages North America from 1985 to 1989 and Pepsico Inc from 1976 to 1985, where he served as head of planning, Chief Financial Officer of Pepsi USA, and President of Frito-Lay Brazil.

Committees of the Board of Directors and Meetings

Meeting Attendance.    The Board of Directors has a policy that directors make all reasonable efforts to attend our company's annual stockholder meetings. Carl Yankowski, Laurence Aronson, James Halpin, Louis Lipschitz, Jesse Sutton, Joseph Sutton, Morris Sutton and Marc Weisman attended last year's annual stockholders' meeting. In 2005, there were a total of 20 meetings of the Board of Directors. All of the directors attended the meetings.

Audit Committee.    The Board of Directors has a standing Audit Committee, consisting of Messrs. Louis Lipschitz, Laurence Aronson, Marc Mazur, Stephen Wilson and Steven Weinstein. Prior to their resignation on February 3, 2006, Messrs. Marc Weisman and James Halpin also served on the Audit Committee during the fiscal year ended October 31, 2005. Our Audit Committee held 8 meetings during fiscal year 2005. The Audit Committee acts under a written charter, which more specifically sets forth its responsibilities and duties, as well as requirements for the Committee’s composition and meetings. The charter of the Audit Committee was included as Appendix A to our proxy statement filed on May 9, 2005 which is publicly available through the EDGAR system at www.sec.gov.

On February 7, 2006, we provided written notification to the Nasdaq Stock Market that as a result of the resignation of Messrs. Marc Weisman and James Halpin, who both were independent directors, we were no longer compliant with Marketplace Rule 4350(d)(2) that requires the Audit Committee to be composed of at least three independent members. With the recent appointment of Messrs. Marc Mazur, Stephen Wilson and Steven Weinstein to the Board of Directors and to our Audit Committee, we believe we are now in compliance with Marketplace Rule 4350(d)(2). The Board of Directors has determined that each member of the Audit Committee is ‘‘independent,’’ as that term is defined by applicable Securities and Exchange Commission rules. In addition, the Board of Directors has determined that each member of the Audit Committee is ‘‘independent’’, as that term is defined by Rule 4200(a)(15) of the Nasdaq Marketplace.

Mr. Lipschitz currently serves as the chairman of the Audit Committee. The Board of Directors has determined that, based upon Mr. Lipschitz’s experience in the fields of accounting and auditing services, he qualifies as an ‘‘audit committee financial expert’’ within the meaning of the rules of the Securities and Exchange Commission. Please see ‘‘The Board of Directors’’ for a description of Mr. Lipschitz’s relevant experience in the fields of accounting and auditing services.

Compensation Committee.    The Board of Directors has a standing Compensation Committee, consisting of Messrs. Louis Lipschitz, Laurence Aronson, Marc Mazur, Stephen Wilson and Steven Weinstein. During the fiscal year 2005, and prior to his resignation on February 3, 2006, James Halpin was also a member of the Compensation Committee. The Committee is responsible for establishing and administering our executive compensation policies. Mr. Aronson currently serves as Chairman of the Compensation Committee. Our Compensation Committee held 6 meetings during fiscal year 2005.

Nominating and Corporate Governance Committee.    The Board of Directors has a standing Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Messrs. Laurence Aronson, Louis Lipschitz, Marc Mazur, Stephen Wilson and Steven Weinstein. The Committee may employ a variety of methods for identifying and evaluating nominees for director. All members of the Committee qualify as independent under the definition promulgated by the Nasdaq Stock Market. The Nominating and Corporate Governance Committee held 3 meetings during fiscal year 2005. The Nominating and Corporate Governance Committee acts under a written charter, which more specifically sets forth its responsibilities and duties, as well as requirements for the Committee’s composition and meetings. The charter of the Nominating and Corporate Governance Committee is attached as Exhibit A to this Proxy Statement.

The Committee regularly assesses the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. Candidates may be evaluated at regular or special meetings of the Committee, and may be considered at any point during the year.

As reflected in the charter of the Nominating and Corporate Governance Committee, factors considered by the Committee in the selection of director nominees are those it may deem appropriate, including judgment, character, high ethics and standards, integrity, skills, diversity, independence, experience with businesses and organizations of a comparable size to the Company, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board or any of its committees. In addition, in considering nominees for director, the Committee will review the qualifications of available candidates that are brought to the attention of the Committee by any member of the Board, stockholders and management or identified by the Committee through the use of search firms or otherwise.

The Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board of Directors. Members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail prior to recommending them to the Board of Directors.

The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders, when the nominations are properly submitted. The policy adopted by the Nominating and Corporate Governance Committee provides that nominees recommended by stockholders are given appropriate consideration and will be evaluated in the same manner as other nominees. The deadlines and procedures for stockholder submissions of director nominees are described below under ‘‘Stockholder Proposals and Director Nominations.’’ Following verification of the stockholder status of persons proposing candidates, the Committee makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Company's Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a stockholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Committee as part of its review. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the Committee, a potential candidate nominated by a stockholder is treated like any other potential candidate during the review process by the Committee.

On March 23, 2006, the Board of Directors received a notice from Trinad Capital Master Fund Ltd., a stockholder of the Company holding more than 5% of our common stock, of its intention to nominate three (3) persons for the election to the Board of Directors of the Company. The persons that Trinad Capital Master Fund Ltd. intends to nominate for election at the Annual Meeting are Robert S. Ellin, Jay A. Wolf and Elliot Goldman. These three nominees, if elected would become Class I directors. On March 29, 2006, after careful consideration of these three nominees, the Nominating and Governance Committee chose not to recommend these persons to the Board of Directors.

Compensation Committee Interlocks and Insider Participation.    The Compensation Committee of the Board of Directors is composed entirely of directors who are not our current or former employees. The Committee is responsible for establishing and administering our executive compensation policies. The current members of our Compensation Committee are Messrs. Louis Lipschitz, Laurence Aronson, Marc Mazur, Stephen Wilson and Steven Weinstein. Our Committee has no interlocks with other companies.

Communications with the Board

Stockholders may communicate with the Board of Directors by sending an email to InvestorRelations@majescoentertainment.com or by sending a letter to Majesco Entertainment Company’s Board of Directors, c/o the Office of the Secretary, 160 Raritan Center Parkway, Edison, New Jersey 08837. The Office of the Secretary will receive the correspondence and forward it to the

Chairman of the Audit Committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to Majesco or its business, or is similarly inappropriate. The Office of the Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Compensation of Directors

During the first nine months of our 2005 fiscal year, we paid each of our non-employee directors $15,000 annually for serving on our board and a fee of $1,000 for in-person attendance ($1,500 for the Chairman), and a fee of $500 for telephone attendance ($1,000 for the Chairman), at board or committee meetings. In addition, we paid the Chair of our Audit Committee an additional $15,000 for serving in such role. Other than Messrs. Lipschitz, Weisman, Halpin, Cuneo and Aronson, we did not pay directors any cash compensation for serving as a director.

Effective August 1, 2005, we revised our non-employee Director Compensation Policy as follows: each non-employee director receives an annual cash retainer of $40,000, other than the Chair of the Audit Committee who receives $50,000. In addition, each non-employee director receives annual equity grants valued at $40,000, other than the Chair of the Nominating and Corporate Governance Committee who receives a grant valued at $50,000 and the Chairs of the Compensation and Audit Committees who receive equity grants valued at $60,000. If the company were to appoint an Independent Chairman of the Board or Lead Independent Director, this person would receive an annual equity grant valued at $140,000. The equity portion of the compensation is a mix of 2/3 restricted stock and 1/3 stock options. The restricted stock is awarded quarterly with the number of shares determined by dividing the applicable dollar amount by the fair market value (as determined under the Company’s Amended and Restated 2004 Employee, Director and Consultant Incentive Plan) of the Company's common stock as of the quarterly grant date. The stock options are awarded annually with the number of shares determined using the Black-Scholes model.

During 2005, James Halpin, who was appointed Chairman of the Board of Directors and served as Lead Director until his resignation on February 3, 2006, was awarded an option to purchase 200,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. These options expired upon Mr. Halpin’s resignation from the Board on February 3, 2006.

Legal Proceedings

On December 2, 2005, a vendor filed a complaint against us in the Supreme Court of the State of New York, County of New York, alleging breach of contract and failure to pay in connection with services rendered. The complaint seeks approximately $2.6 million in damages plus interest and costs, including attorney’s fees. We intend to vigorously defend this action.

In July 2005, four purported class action complaints were filed against the Company and several current and former directors and officers of the Company in the United States District Court for the District of New Jersey. On September 12, 2005, a fifth purported class action complaint was filed in the same court on behalf of a class of individuals who purchased shares of the Company common stock in the Company’s January 26, 2005 offering of six million shares of common stock (which we refer to as the Offering). The complaint named as defendants the Company, current and former officers and directors of the Company, and certain financial institutions who served as underwriters with respect to the Offering.

On October 11, 2005, the Court consolidated the five cases and appointed a Lead Plaintiff. On December 14, 2005, the Lead Plaintiff filed an Amended Consolidated Complaint, which is now the operative Complaint. The Complaint names the following as defendants: the Company, Carl Yankowski, Jan E. Chason, Jesse Sutton, Joseph Sutton, Morris Sutton, Laurence Aronson, F. Peter Cuneo, James Halpin, Louis Lipschitz, Marc Weisman, RBC Capital Markets Corporation, JMP Securities LLC, Harris Nesbitt & Corp., Wedbush Morgan Securities Inc., and Goldstein Golub Kessler LLP.

The Complaint alleges that the Registration Statement and Prospectus filed with the SEC in connection with the Company’s Offering and certain of the Company’s press releases and other public filings contained material misstatements and omissions about the Company’s financial condition and prospects as well as its products. The Lead Plaintiff asserts a claim under Section 11 of the Securities Act against all the defendants on behalf of investors who purchased in the Offering. It asserts a Section 12(a)(2) claim against the Company and the financial institutions who served as underwriters in connection with the Offering, and a Section 15 control person claim against defendants Carl Yankowski, Jan Chason, Jesse Sutton, Joseph Sutton, and Morris Sutton (which we refer to as the Defendants). The Lead Plaintiff also asserts a claim under Section 10(b) of the Exchange Act and Rule 10b-5 promulgated there under against the Company and the Defendants and a claim under Section 20(a) of the Exchange Act against the Defendants. The Complaint seeks damages in an unspecified amount. The proposed class period for the Exchange Act claims is December 8, 2004 through September 12, 2005. We will continue to vigorously contest the action.

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors. We currently have an employment agreement with John Gross, our Executive Vice President and Chief Financial Officer. All executives are at-will employees.

Name	Age	Position
John Gross	55	Executive Vice President and Chief Financial Officer
Jesse Sutton	37	President
Joseph Sutton	33	Executive Vice President of Research and Development
Richard Wnuk	61	Executive Vice President of Global Publishing

JOHN GROSS.    Mr. Gross has served as our Executive Vice President and Chief Financial Officer since July 12, 2005. From December 2000 through June 2005, Mr. Gross served as Vice President, Corporate Development, for FactSet Research Systems Inc. Prior to such time, Mr. Gross served as Chief Financial Officer of Rare Medium and FactSet and held senior financial positions at PepsiCo, Reader’s Digest and Cadbury Schweppes.

JESSE SUTTON.    Mr. Sutton is currently our President and has served in such capacity since December 2003 and, until August 24, 2004, served as our Chief Executive Officer. Mr. Sutton has served as one of our directors from December 5, 2003 but resigned effective February 6, 2006 in order for our Board to continue to have a majority of independent directors. Mr. Sutton served as the President of Majesco Sales Inc. from 1997 until its merger into the Company, and from December 2003 to August 24, 2004, as its Chief Executive Officer. Jesse Sutton is Morris Sutton's son and Joseph Sutton's brother. From 1998 to 2001, Mr. Sutton was the President of Majesco Biologicals, Inc., a biotechnology development company, which ceased all operations in 2001 pursuant to an assignment for the benefit of creditors.

JOSEPH SUTTON.    Mr. Sutton is currently our Executive Vice President of Research and Development and has served in such capacity since December 2003. Mr. Sutton also served as one of our directors since December 5, 2003, but resigned effective February 6, 2006, in order for our Board to continue to have a majority of independent directors. From 1997 to September 2003, he was a Vice President of Majesco Sales Inc. and in December 2003, he became Majesco Sales Inc.'s Executive Vice President of Research and Development. Joseph Sutton is Morris Sutton's son and Jesse Sutton's brother.

RICHARD WNUK.    Mr. Wnuk is currently our Executive Vice President of Global Publishing. Since January 2005, Mr. Wnuk has served as a consultant to the Company in the area of international sales. Prior to that, he served for 10 years as Senior Executive Vice President at Time Warner Interactive U.S. He also served as Chief Operating Officer for Konami Entertainment U.S.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth summary information as to compensation received by (i) our former Chief Executive Officer, (ii) the four most highly compensated executive officers who were employed by us at the end of the fiscal year ended October 31, 2005, and (iii) two individuals for whom disclosure would have been provided but for the fact that these individuals were not serving as executive officers at the end of the fiscal year ended October 31, 2005, for services rendered to us in all capacities during the three prior fiscal years ended October 31, 2005.

	Annual Compensation					Long-Term Compensation
						Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARS ($)		LTIP Payouts ($)	All Other Compensation
Carl Yankowski, former Chief Executive Officer (1)	2005	340,409	80,000	(2)			—			—
	2004	72,000	—				992,857	(3)		14,500	(4)
	2003	—	—				—			—
Jesse Sutton, President	2005	288,495	266,700	(5)			90,000			—
	2004	274,500	—				—			—
	2003	350,000	—				—			17,000	(6)
Joseph Sutton, Executive Vice President of Research and Development	2005	246,168	—				51,000			—
	2004	274,500	—				—			—
	2003	350,000	112,500	(5)			—			17,000	(6)
Richard Wnuk, Executive Vice President of Global Publishing (7)	2005	113,469	45,000	(8)			124,000
	2004	—	—				—
	2003	—	—				—
John Gross, Executive Vice President, Chief Financial Officer (9)	2005	81,736	62,500	(10)			221,000
	2004	—	—				—
	2003	—	—				—
Jan E. Chason, Former Chief Financial Officer (11)	2005	234,316	120,823				45,000	(11)
	2004	200,000	50,000				57,142	(11)
	2003	159,000	—				—
Joseph Tuchinsky, General Counsel, Senior Vice President Business and Legal Affairs (12)	2005	198,837	20,000				—
	2004	204,000	50,000				—
	2003	—	—				28,571

(1)	Carl Yankowski resigned as Chief Executive Officer on July 8, 2005. As of October 31, 2005, the Company had not appointed a new Chief Executive Officer. Effective February 6, 2006, Morris Sutton became interim Chief Executive Officer and Chairman.

(2)	Pursuant to the terms of Mr. Yankowski’s employment agreement with the Company.

(3)	All of these options terminated upon Mr. Yankowski’s resignation on July 8, 2005.

(4)	Represents payment of certain perquisites, including a ‘‘gross up’’ payment for all applicable taxes.

(5)	Represents bonus for performance in the Company’s 2004 fiscal year that was paid in the 2005 fiscal year.

(6)	These amounts represent contributions to the Company's Profit Sharing Plan on behalf of Jesse and Joseph Sutton.

(7)	Mr. Wnuk was appointed Executive Vice President on May 11, 2005.

(8)	Represents a signing bonus paid to Mr. Wnuk as part of his employment arrangement with the Company. This amount will count against any bonus amounts earned by Mr. Wnuk in his first year of employment with the Company.

(9)	Mr. Gross was appointed Chief Financial Officer on July 12, 2005.

(10)	Pursuant to the terms of Mr. Gross’ employment agreement with the Company.

(11)	Upon Mr. Gross’s appointment as Chief Financial Officer on July 12, 2005 Mr. Chason became the Company’s Chief Accounting Officer. Mr. Chason then departed the Company on February 10, 2006, at which time all of his options terminated, except for 28,571 options which shall expire 90 days following February 10, 2006, if unexercised.

(12)	Mr. Tuchinsky’s employment with the Company ended on August 12, 2005, and this amount represents compensation paid to him during the Company’s fiscal year ended October 31, 2005.

Option Grants in Last Fiscal Year

The following table shows grants of stock options that we made during the year ended October 31, 2005 to each of the executive officers named in the Summary Compensation Table above.

Name	Number of Securities Underlying Options/SARS Granted	Percent of Total Options/ SARS Granted to Employees in Fiscal Year ended October 31, 2005	Exercise or Base ($/Share)	Expiration Date	Grant Date Present Value(1)
Carl Yankowski	—	0.0%	—	—	—
Jesse Sutton	90,000	6.3%	3.20	07/31/2012	$2.29
Joseph Sutton	51,000	3.6%	3.20	07/31/2012	$2.29
Richard Wnuk	100,000	7.0%	8.00	05/10/2012	$5.72
	24,000	1.7%	3.20	07/31/2012	$2.29
John Gross	100,000	6.6%	7.23	06/26/2012	$5.16
	100,000	6.6%	1.43	09/25/2012	$1.02
	21,000	1.5%	3.20	07/31/2012	$2.29
Jan Chason	14,285	1.0%	12.67	10/31/2011	$5.98
	45,000	3.2%	3.20	07/31/2012	$2.29
Joseph Tuchinsky	—	0.0%	—	—	—

(1)	The present value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions: Risk free interest rate (annual): various rates ranging from 3.3% to 4.17%; Expected volatility: 50% and 90%; Expected life: 5 years; Assumed dividends: none.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table shows certain information with respect to options held as of October 31, 2005 by each of the executive officers named in the Summary Compensation Table above. None of such individuals exercised any options during the Company’s fiscal year ended October 31, 2005.

Name	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable		Value of Unexercised In-The-Money-Options at Fiscal Year End ($)
Carl Yankowski	—	—	—	—
Jan Chason	28,571	73,571	—	—
Jesse Sutton	—	90,000	—	—
Joseph Sutton		51,000	—	—
Joseph Tuchinsky	—	—	—	—
John Gross	11,111	209,889	—	—
Richard Wnuk	20,000	104,000	—	—
	59,682	560,460

Equity Compensation Plan Information (as of October 31, 2005)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,912,550	$6.90	4,230,307
Equity compensation plans not approved by security holders	7,142	$11.30	—
Total	1,919,692	$6.92	4,230,307

Employee Benefit Plans

Amended and Restated 2004 Employee, Director and Consultant Incentive Plan

On April 14, 2005, our Board of Directors approved, and on June 8, 2005, our stockholders adopted, our Amended and Restated 2004 Employee, Director and Consultant Incentive Plan (the ‘‘Amended Plan’’), which amends and restates in its entirety our 2004 Employee, Director and Consultant Stock Plan. The primary purposes of the amendment and restatement were to:

•	increase the number of shares of our common stock available for awards by 4,000,000 shares;

•	add a share counting formula to the Amended Plan pursuant to which each share issued under awards other than options or stock appreciation rights counts against the number of total shares available under the Amended Plan as 1.3 shares, and each share issued as options or stock appreciation rights counts against the total shares available under the Amended Plan as one share;

•	increase the share limitation on the number of awards that may be granted to any participant in any fiscal year to 1,000,000;

•	add provisions for the grant of cash awards and other types of equity based awards; and

•	delete a provision explicitly allowing for the repricing of awards.

The other material features of the Amended Plan generally remain the same as under the terms of the 2004 Employee, Director and Consultant Stock Plan previously approved by our stockholders.

Under the Amended Plan, the maximum number of shares that may be issued was increased to 6,142,857, after taking into account the 1-for-7 reverse stock split which occurred on December 31, 2004. As of October 31, 2005, 1,919,692 shares have been awarded under the plan and 4,230,307 remain eligible for issuance.

Material Features of our Amended Plan

The following paragraphs provide a summary of the principal features of our Amended Plan and its operation. The following summary is qualified in its entirety by reference to our Amended Plan.

The Amended Plan provides for the grant of incentive stock options to our employees and cash awards, non-qualified stock options, restricted and unrestricted stock awards and other stock-based awards to employees, directors and consultants (currently approximately 74 people). An aggregate of 6,142,857 shares of common stock has been reserved for issuance under our Amended Plan, and, as of October 31, 2005, 4,230,307 shares remain eligible for issuance. In addition, each share issued under awards other than options or stock appreciation rights shall count against the number of total shares available under the Amended Plan as 1.3 shares, and each share issued as options or stock appreciation rights shall count against the total shares available under the Amended Plan as one share.

In accordance with the terms of our Amended Plan, our Board of Directors has authorized our Compensation Committee to administer the Amended Plan. The Compensation Committee may delegate part of its authority and powers under our Amended Plan to one or more of our directors and/or officers, but only the Compensation Committee can make awards to participants who are directors or executive officers of the Company.

The maximum term of options granted under our Amended Plan is seven years. Awards are generally subject to early termination upon the termination of employment or other relationship of the participant with us, whether such termination is at our option or as a result of the death or disability of the participant. Generally, in the event of a participant's termination for cause, all outstanding awards shall be forfeited. No participant may receive awards for more than 1,000,000 shares of common stock in any fiscal year or a cash award in excess of $2,000,000 in any calendar year. Our Amended Plan does not provide for the repricing of stock options or other awards.

The vesting of certain awards granted to employees who are ‘‘Covered Employees’’ (as defined in Section 162(m) of the Code) may be based on the attainment of Performance Goals (as defined in the Amended Plan) pre-established by the Compensation Committee.

In addition, our Compensation Committee may, in its discretion, amend any term or condition of an outstanding award provided (i) such term or condition as amended is permitted by our Amended Plan, and (ii) any such amendment shall be made only with the consent of the participant to whom such award was made, if the amendment is adverse to the participant.

Our Amended Plan may be amended by our stockholders. It may also be amended by the Board of Directors, provided that any amendment approved by the Board of Directors which is of a scope that requires stockholder approval as required by the rules of the Nasdaq Stock Market, in order to ensure favorable federal income tax treatment for any incentive stock options under Code Section 422, or for any other reason, is subject to obtaining such stockholder approval. Our Amended Plan will expire on February 13, 2014.

During 2003, we merged our existing defined contribution pension plan and money purchase pension plan which covered all eligible employees. No contributions have been made under the plan during our 2005 and 2004 fiscal years.

During October 2003, we adopted a defined contribution 401(k) plan covering all eligible employees.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

We currently have an employment agreement with John Gross, our Executive Vice President and Chief Financial Officer. Mr. Gross’s employment agreement provides for an annual base salary of $250,000. Mr. Gross is eligible to receive a discretionary bonus of up to 50% of his base salary, if so determined by the Company in accordance with the terms of the agreement, which for each of fiscal 2005 and 2006 shall not be less than $62,500. In addition, Mr. Gross was granted, pursuant to our Amended and Restated 2004 Employee, Director and Consultant Incentive Plan, options to purchase a total of 100,000 shares of our common stock, at an exercise price of $7.23, which options vest and become exercisable as to 1/36th of such grant amount each month commencing as of July 1, 2005, subject to Mr. Gross’s continuous service with the Company. If the Company terminates Mr. Gross’s employment without cause (as defined in the agreement) or the agreement is terminated by Mr. Gross for good reason (as defined in the agreement), he will receive severance benefits from the Company, including, among other benefits and severance payments, continued payment of his then base salary for a period of 12 months, a lump sum payment in the amount of his annual target bonus, and for any such termination occurring within 90 days after an annual bonus period, a percentage of the annual bonus, provided an annual bonus would have otherwise been awarded. Mr. Gross shall also be eligible to receive a 280G ‘‘Gross-Up’’ payment to the extent any payment to him is characterized as a ‘‘parachute payment’’ within the meaning of the Internal Revenue Code of 1986. The agreement contains customary confidentiality, non-competition, non-solicitation, and indemnification terms and is terminable at-will by either party, subject to the conditions set forth above.

Performance Graph: Comparison of Cumulative Total Return

The following graph compares the yearly percentage change in our cumulative total stockholder return on our common stock during a period commencing on November 1, 2004 and ending on October 31, 2005 (as measured by dividing (A) the difference between our share price at the end and the beginning of the measurement period by (B) the share price at the beginning of the measurement period) with the cumulative total return of the S&P 500 Index and our peer group (1) during such period. It should be noted that we have not paid any dividends on our common stock, and no dividends are included in the representation of our performance. The stock price performance on the graph below is not necessarily indicative of future price performance. This graph is not ‘‘soliciting material,’’ is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. Information used on the graph was obtained from the Standard & Poor's Institutional Market Services, a source believed to be reliable, but we are not responsible for any errors or omissions in such information.

(1)	Our ‘‘peer group’’ consists of the following: Activision Inc., Electronic Arts Inc., Midway Games Inc., Take-Two Interactive Software and THQ Inc.

	December 2003	October 2005
Majesco Entertainment Company (Nasdaq Capital Market: COOL)	$100	22.99
S&P 500 Index	$100	117.56
Peer Group	$100	153.32

REPORT OF COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

Overview

Our Compensation Committee is responsible for establishing and administering our executive compensation policies. This report addresses the compensation policies for the fiscal year ended October 31, 2005 as they affected Carl Yankowski, in his capacity as our Chief Executive Officer until his resignation on July 8, 2005, and how the policies affect Morris Sutton, in his capacity as interim Chief Executive Officer, effective February 3, 2006, and our other executive officers. The current members of the committee are Louis Lipschitz, Laurence Aronson, Marc Mazur, Steven Weinstein and Stephen Wilson. During the fiscal year 2005, and prior to his resignation on February 3, 2006, James Halpin was also a member of the Compensation Committee.

General Compensation Policy

The objectives of our executive compensation program are to:

•	provide a competitive compensation package that will attract and retain superior talent and reward performance;

•	support the achievement of our desired performance; and

•	align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of common stock, thereby encouraging the achievement of superior results over an extended period.

Executive Officer Compensation Program

The Company's executive officer compensation program is comprised of: (i) base salary, which is set on an annual basis; (ii) discretionary incentive bonuses, which are based on the achievement of objectives and our performance; and (iii) discretionary incentive compensation in the form of equity incentive grants, with the objective of aligning the executive officers' long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period.

The Compensation Committee performs annual reviews of executive compensation to confirm the competitiveness of the overall executive compensation packages as compared with companies who compete with us to attract and retain employees.

Base Salary

Base salaries are set competitively relative to companies in the digital entertainment industry and other comparable companies. In determining salaries, the Compensation Committee also takes into consideration individual experience and performance. The Compensation Committee seeks to compare the salaries paid by companies similar in size and industry to us. Within this comparison group, we seek to make comparisons to executives at a comparable level of experience, who have a comparable level of responsibility and expected level of contribution to our performance. In setting base salaries, the Compensation Committee also takes into account the level of competition among digital entertainment companies to attract talented personnel.

Incentive Bonuses

We establish goals related specifically to that officer's areas of responsibility. The Compensation Committee determines the amount of each executive's bonus based on a subjective assessment by the Compensation Committee of the officer's progress toward achieving the established goals. Bonuses, if any, are typically awarded on an annual basis.

Long-term Incentive Compensation

Long-term incentive compensation, in the form of stock options and restricted stock grants, allows the executive officers to share in any appreciation in the value of our common stock. The

Compensation Committee believes that equity participation aligns executive officers' interests with those of the stockholders. The amounts of the awards are designed to reward past performance and create incentives to meet long-term objectives. Awards are made at a level calculated to be competitive within the digital entertainment industry as well as a broader group of companies of comparable size. In determining the amount of each grant, the Compensation Committee takes into account the number of shares held by the executive prior to the grant as well as our performance and the individual executive. The plan provides that awards will be canceled and that certain gains must be repaid if an executive officer violates certain provisions of the plan. These provisions include prohibitions against engaging in activity that is detrimental to us, such as performing services for a competitor, disclosing confidential information or soliciting customers away from the company.

Chief Executive Officer Compensation

The salary during the last fiscal year for our former Chief Executive Officer, Carl Yankowski, who served until his resignation on July 8, 2005, was determined in accordance with our employment agreement with him, effective as of August 23, 2004. Mr. Yankowski did not receive any options in fiscal year 2005.

Tax Considerations

The Compensation Committee's compensation strategy is to be cost and tax effective. Therefore, the Compensation Committee's policy is to preserve corporate tax deductions, while maintaining the flexibility to approve compensation arrangements that it deems to be in the best interests of the company and its stockholders, even if such arrangements do not always qualify for full tax deductibility.

THE COMPENSATION COMMITTEE:
Laurence Aronson Louis Lipschitz

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the required independence and experience requirements of Rule 10A-3 promulgated under the Securities Exchange Act of 1934 and the Rules of the Nasdaq Stock Market, has furnished the following report:

The Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, its compliance with legal and regulatory requirements and the quality of its external audit processes. The role and responsibilities of the Committee are set forth in a written charter adopted by the Board. The Committee is responsible for selecting, compensating and retaining our independent auditors, approving the services they will perform, and reviewing the performance of the independent auditors. The Committee reviews with management and the independent auditors our annual financial statements on Forms 10-K and our quarterly financial statements on Forms 10-Q. The Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The Committee is responsible for overseeing our overall financial reporting process. In fulfilling its responsibilities for the financial statements for fiscal year 2005, the Audit Committee took the following actions:

•	reviewed and discussed the audited financial statements for the fiscal year ended October 31, 2005 with management and Goldstein Golub Kessler LLP, our independent auditors;

•	discussed with Goldstein Golub Kessler LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•	received written disclosures and the letter from Goldstein Golub Kessler LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Committee further discussed with Goldstein Golub Kessler LLP their independence. The Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

Based on the Audit Committee's review of the audited financial statements and discussions with management and Goldstein Golub Kessler LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2005 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE:
Louis Lipschitz Laurence Aronson

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based on our review of the copies of these reports received by us, or written representations from the reporting persons that no other reports were required, we believe that, during fiscal year 2005, all filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that initial reports of ownership were inadvertently filed late by Messrs. Greenman, Gross and Wnuk; statements of changes in beneficial ownership of securities were also filed late by Mr. Gross, covering one transaction; Mr. Greenman, covering an aggregate of three transactions; Mr. Aronson, covering one transaction; and Mr. Wnuk, covering one transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We currently use the services of a printing and packaging company in which Morris Sutton's brother is a co-owner. In fiscal year 2005, we received services from this company for which we were billed approximately $2.3 million. Such charges are, to our knowledge, on terms no less favorable than what we could receive from providers of similar services.

During fiscal year 2005, the Company paid approximately $190,000 to Compass Marketing Inc. for distribution services. Keith Harrison, one of our directors, is a majority owner and chief executive officer of Compass Marketing Inc.

ELECTION OF DIRECTORS

(Notice Item 1)

On May 1, 2006, the Board of Directors nominated Morris Sutton, Louis Lipschitz and Marc Mazur for election as Class I directors at the Annual Meeting. All nominees identified below are expected to serve if elected, and each of them has consented to being named in this proxy statement and to serve if elected. All the nominees are currently directors of the Company.

Unless authority to vote for any of the nominees named above is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of such nominees. In the event that any nominee shall become unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in that nominee's place. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

The affirmative vote of a plurality of the votes present or represented by proxy and entitled to vote at the annual meeting is required to elect our nominees for Class I directors. Our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws currently provide for a classified Board of Directors. All nominees will be Class I Directors and will have a term that expires at the annual meeting in 2009.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF MORRIS SUTTON, LOUIS LIPSCHITZ AND MARC MAZUR AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

RATIFICATION OF APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANTS

(Notice Item 2)

The Audit Committee has appointed Goldstein Golub Kessler LLP, independent public accountants, to audit our financial statements for the fiscal year ending October 31, 2006. The Board proposes that the stockholders ratify this appointment. We expect that representatives of Goldstein Golub Kessler LLP will be present at the meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

Through September 30, 2005, Goldstein Golub Kessler LLP had a continuing relationship with American Express Tax and Business Services Inc. from which it leased auditing staff who were full time, permanent employees of TBS and through which its partners provided non-audit services. Subsequent to September 30, 2005 this relationship ceased and Goldstein Golub Kessler LLP established a similar relationship with RSM McGladrey, Inc. Goldstein Golub Kessler LLP has no full time employees, and, therefore, none of the audit services performed were provided by permanent, full-time employees of Goldstein Golub Kessler LLP. Goldstein Golub Kessler LLP manages and supervises the audit and audit staff and is exclusively responsible for the opinion rendered in connection with its examination.

The following table sets forth the fees billed by our independent accountants for each of our last two fiscal years for the categories of services indicated.

Category	Fiscal Year 2005	% of Total	Fiscal Year 2004	% of Total
Audit fees (1)	$973,161	93.5%	$284,208	45.4%
Audit-related fees (2)	$41,865	4.1%	$211,559	33.8%
Tax fees (3)	$25,000	2.4%	$129,461	20.8%
All other fees	—	—	—	—
Total Fees	$1,040,026	100%	$625,228	100%

(1)	Consists of fees billed for the audit of our annual financial statements, review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)	Consists of assurance and related services that are reasonably related to the performance of the audit and reviews of our financial statements and are not included in ‘‘audit fees’’ in this table. The services provided by our accountants within this category consisted of advice relating to SEC matters and employee benefit matters.

(3)	Consists of professional services rendered by a company aligned with our principal accountant for tax compliance, tax advice and tax planning.

Audit Committee Pre-Approval Policy

In addition to retaining Goldstein Golub Kessler LLP to audit our consolidated financial statements for the years ended October 31, 2005, 2004 and 2003, we retained Goldstein Golub Kessler LLP to provide other auditing and advisory services to us in our 2005, 2004 and 2003 fiscal years. We understand the need for Goldstein Golub Kessler LLP to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of Goldstein Golub Kessler LLP, our Audit Committee has restricted the non-audit services that Goldstein Golub Kessler LLP and its aligned company may provide to us primarily to tax services.

The Audit Committee also has adopted policies and procedures for pre-approving all non-audit work performed by Goldstein Golub Kessler. During the course of the year, the Audit Committee will review, evaluate and approve proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by Goldstein Golub Kessler.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF GOLDSTEIN GOLUB KESSLER LLP AS INDEPENDENT PUBLIC ACCOUNTANTS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

CORPORATE CODE OF CONDUCT AND ETHICS

We have adopted a Corporate Code of Conduct and Ethics that applies to all employees, including our principal executive officer and principal financial and accounting officer, and directors. The code can be found on our website at http://www.majescoentertainment.com/corp/ccoc.php. We will provide, without charge, a copy of our Corporate Code of Conduct and Ethics upon request to: Investor Relations, Majesco Entertainment Company, 160 Raritan Center Parkway, Edison New Jersey 08837.

SOLICITATION OF PROXIES

Cost and Method

We will pay all of the costs of soliciting these proxies. We estimate that the total expenditures relating to our proxy solicitation (other than salaries and wages of officers and employees) will be approximately $100,000, of which approximately $35,000 has been incurred as of the date hereof. In addition to solicitation by mail, our directors may, without additional compensation, solicit proxies by mail, e-mail, facsimile, in person or by telephone or other forms of telecommunication.

We have engaged Innisfree M&A Incorporated, at an estimated cost of $20,000, plus reimbursement of reasonable out-of-pocket expenses, to assist in the solicitation of proxies for this Annual Meeting. We will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of our common stock. Innisfree M&A Incorporated and certain related persons will be indemnified against certain liabilities arising out or in connection with the engagement.

Participants in the Proxy Solicitation

Under applicable regulations of the SEC, each of our directors may be deemed to be a participant in our solicitation of proxies in connection with the Annual Meeting. Please refer to the sections of this proxy statement entitled ‘‘Security Ownership of Certain Beneficial Owners and Management,’’ ‘‘Management and Corporate Governance — The Board of Directors,’’ Annex I, ‘‘Certain Information Regarding Participants in this Proxy Solicitation’’ and Annex II, ‘‘Recent Trading History of Participants in this Proxy Solicitation’’ for information about our directors who may be deemed participants in the solicitation. Except as described in this proxy statement, there are no agreements or understandings between us and any of our directors or executive officers relating to their employment with us or any future transactions.

Other than the persons described above and in Annex I, no general class of our employees will be employed to solicit stockholders. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the best judgment and in the discretion of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the company's proxy statement and for consideration at the 2007 Annual Meeting of Stockholders by submitting their proposals to the Company in a timely manner. In order to be so included for the next Annual Meeting, stockholder proposals must be received by the company no later than January    , 2007 and must otherwise comply with the requirements of Rule 14a-8.

In addition, the Company's by-laws have an advance notice procedure with regard to nominations for the election of directors and business proposals to be brought before an annual meeting of stockholders by any stockholder. In general, any stockholder may nominate one or more persons for election as directors or propose business to be brought before an annual meeting, or both, only if such stockholder has given timely notice in proper written form of such nomination or nominations or business proposal, setting forth certain specified information relating to such stockholder and his or her nominations or business proposal. To be timely, notice must be received by the Company's Secretary not less than 45 (but not more than 75) days prior to the first anniversary of the date on which the company first mailed its proxy materials for the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than thirty (30) days after the anniversary date of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the ninetieth (90) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company.

Stockholder proposals or notices of intent to nominate candidates for election as directors should be submitted to Majesco Entertainment Company, Attention: Secretary, at 160 Raritan Center Parkway, Edison, New Jersey 08837.

Edison, New Jersey

May    , 2006

Our Annual Report on Form 10-K for the fiscal year ended October 31, 2005, as amended on February 28, 2006, and (other than exhibits thereto) filed with the Securities and Exchange Commission, which provides additional information about Majesco, is available to beneficial owners of our common stock without charge upon written request to Investor Relations, Majesco Entertainment Company, 160 Raritan Center Parkway, Edison, New Jersey 08837. The information is also publicly available through the EDGAR system at www.sec.gov and is available on our website at www.majescoentertainment.com in the ‘‘Investor Info’’ section.

ANNEX I
CERTAIN INFORMATION REGARDING PARTICPANTS IN THIS PROXY SOLICITATION

Under applicable SEC regulations, each member of our Board of Directors may be deemed a participant in our solicitation of proxies in connection with the Annual Meeting. The principal occupations of the directors who are deemed participants in the solicitation are set forth under ‘‘Management and Corporate Governance — The Board of Directors’’ in this proxy statement. The name and business address of the director-participants’ organization of employment are as follows:

Name	Address	Position
Morris Sutton	(1)	Chairman, Interim Chief Executive Officer and Director
Louis Lipschitz	(1)	Director
Marc Mazur	(1)	Director
Laurence Aronson	(1)	Director
Keith Harrison	(1)	Director
Stephen Wilson	(1)	Director
Steven Weinstein	(1)	Director

(1)	c/o Majesco Entertainment Company, 160 Raritan Center Parkway, Edison, New Jersey 08837

Information Regarding Ownership of the Company’s Securities by Participants

The number of shares of common stock beneficially held by directors is set forth under ‘‘Security Ownership of Certain Beneficial Owners and Management’’ in this Proxy Statement.

Miscellaneous Information Concerning Participants

Except as described in this Annex I or the proxy statement, neither any participant nor any affiliates of such participant is either a party to any transaction or series of transactions since November 1, 2004, or has knowledge of any currently proposed transaction or series of proposed transactions, (i) to which the Company was or is to be a party, (ii) in which the amount involved exceeds $60,000 and (iii) in which any participant or any affiliates of such participant had, or will have, a direct material interest.

Except as described in this Annex I or the proxy statement, no participant or any affiliates of such participant has entered into any agreement or understanding with any person respecting any future employment by the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Annex I or the proxy statement, there are no contracts, arrangements or understandings by any participant or any affiliates of such participant within the past year with respect to securities of the Company.

ANNEX II
RECENT TRADING HISTORY OF PARTICIPANTS IN THIS PROXY SOLICITATION

The following is a list of all acquisitions and dispositions of our common stock made during the last two years by persons who may be deemed participants in our proxy solicitation.

	2004		2005		2006
Name	Acquisitions	Dispositions	Acquisitions	Dispositions	Acquisitions	Dispositions
Morris Sutton	—	—	08/03 132,576 options (1) 04/05 2,500 shares of Common Stock	—	04/04 5,000 shares of Common Stock	—
Louis Lipschitz	04/30 14,285 options (2)	—	11/03 6,060 shares of Common Stock (3) 08/03 3,125 shares of Common Stock (3) 08/03 15,267 options (1) 05/09 1,573 shares of Common Stock (3)	—	05/03 6,451 shares of Common Stock (3) 02/03 9,090 shares of Common Stock (3)	—
Marc Mazur	—	—	—	—	05/03 4,301 shares of Common Stock (3)	—
Laurence Aronson	11/04 14,285 options (2)		11/03 4,042 shares of Common Stock (3) 08/03 2,084 shares of Common Stock (3) 08/03 10,168 options (1) 05/09 786 shares of Common Stock (3)		05/03 6,451 shares of Common Stock (3) 02/03 9,090 shares of Common Stock (3)
Keith Harrison	—	—	—	—	—	—
Stephen Wilson	—	—	—	—	—	—
Steven Weinstein	—	—	—	—	05/03 4,301 shares of Common Stock (3)	—

(1)	These options are exercisable over a two-year period with one-half vesting on each of the first and second anniversaries of the date of issuance of the options.

(2)	These options are exercisable over a three-year period with one-third vesting on each of the first, second and third anniversaries of the date of issuance of the options.

(3)	These shares of restricted stock vest six months from the date of the grant. See "Management and Corporate Governance – Compensation of Directors".

EXHIBIT A
CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

PURPOSE OF THE COMMITTEE

The purpose of the Nominating and Corporate Governance Committee (the "Committee") of the Board of Directors (the "Board") of Majesco Entertainment Company (the "Company") is to:

•	assist the Board by identifying qualified candidates for director, and to recommend to the Board the director nominees for the next annual meeting of stockholders;

•	lead the Board in its annual review of the Board's performance;

•	recommend to the Board director nominees for each committee of the Board;

•	oversee the annual process of evaluation of the performance of the Company's management; and

•	develop and recommend to the Board corporate governance guidelines applicable to the Company.

To assist in carrying out its duties, the Committee shall have sole authority to retain and terminate any search firm to be used to identify candidates to serve as directors, including sole authority to approve the search firm's fees and other retention terms. In addition, the Committee shall have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

COMPOSITION OF THE COMMITTEE

The Committee shall consist of three or more directors as determined from time to time by the Board. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of the Securities and Exchange Commission ("SEC") and the listing requirements of the Nasdaq Stock Market or any exchange or national quotation system on which the common stock or any other equity securities of the Company are listed and any additional requirements that the Board deems appropriate.

Committee members shall be elected by the Board and may be replaced by the Board. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

MEETINGS OF THE COMMITTEE

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but not less frequently than two times per annum. The Chair of the Committee and/or the Board may call such meetings.

A majority of the members of the Committee participating in the meeting in person or by telephone or video conference shall constitute a quorum.

The Committee shall maintain minutes of its meetings and records relating to those meetings.

DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

The following shall be the common recurring activities of the Committee in carrying out its oversight function. These activities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate to the extent permitted by applicable law or regulation.

(a)	Evaluate the current composition, organization and governance of the Board and its committees, and make recommendations to the Board for approval.

(b)	Determine desired Board member skills and attributes and conduct searches for prospective directors whose skills and attributes reflect those desired and evaluate and propose nominees for election to the Board. At a minimum, nominees for service on the Board must be well-regarded and experienced participants in their field(s) of specialty, familiar at the time of their appointment with the Company's business, willing to devote the time and attention necessary to deepen and refine their understanding of the Company and the issues facing it, and must have an understanding of the demands and responsibilities of service on a board of directors of a public company. In making such recommendations, the Committee will also consider such qualities as independence from the Company, as the definition of "independence" may be revised from time to time by the Nasdaq Stock Market or any other national exchange or national quotation system on which the common stock or any equity securities of the Company are listed. Each nominee will be considered both on his or her individual merits and in relation to existing or other potential members of the Board, with a view to establishing a well-rounded, diverse, knowledgeable, and experienced Board.

(c)	Administer the annual Board performance evaluation process, including conducting surveys of director observations, suggestions and preferences.

(d)	Evaluate and make recommendations to the Board concerning the appointment of directors to Board committees, the selection of Board committee chairs, and proposal of the slate of directors for election to the Board.

(e)	Consider all bona fide candidates recommended by stockholders for nomination for election to the Board if they are accompanied by a comprehensive written resume of the recommended nominee's business experience and background, and a signed consent from the recommended nominee stating that he or he is willing to be considered as a nominee and, if nominated and elected, will serve as a director. The Committee will consider such candidates using the same screening criteria as are applied to all other potential nominees for election, provided that the stockholder nominations are submitted in a timely and complete manner, under the requirements of the Securities and Exchange Commission and the Company's By-laws, as they may be amended from time to time.

(f)	As necessary in the Committee's judgment from time to time, retain and compensate third party search firms to assist in identifying or evaluating potential nominees to the Board.

(g)	Evaluate and recommend termination of membership of individual directors in accordance with the Board's governance principles, for cause or for other appropriate reasons.

(h)	Evaluate and consider matters relating to the qualifications of directors.

(i)	Annually review and reassess the adequacy of the corporate governance guidelines of the Company and recommend any proposed changes to the Board for approval.

(j)	Oversee the annual process of performance evaluations of the Company's management.

(k)	Oversee the process of succession planning for the Chief Executive Officer and, as warranted, other senior officers of the Company.

(l)	Develop, adopt and oversee the implementation of a Corporate Code of Conduct and Ethics for all directors, executive officers and employees of the Company.

(m)	Review and maintain oversight of matters relating to the independence of Board and committee members, keeping in mind the independence standards of the Sarbanes-Oxley Act of 2002 and the rules of the Nasdaq Stock Market or any other national exchange or national quotation system on which the common stock or any equity securities of the Company are listed.

(n)	Oversee and assess the effectiveness of the relationship between the Board and Company management.

(o)	Form and delegate authority to subcommittees when appropriate.

(p)	Make regular reports to the Board concerning its activities.

(q)	Annually review and reassess the adequacy of this Nominating and Corporate Governance Committee Charter and recommend any proposed changes to the Board for approval.

(r)	Annually evaluate its own performance.

(s)	Fulfill such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board and/or the Chairman of the Board.

**********************

Nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of the members of the Committee, except to the extent otherwise provided under applicable federal or state law.

MAJESCO ENTERTAINMENT COMPANY

160 Raritan Center Parkway
Edison, New Jersey 08837

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

JUNE 20, 2006

THE BOARD OF DIRECTORS OF MAJESCO ENTERTAINMENT COMPANY SOLICITS THIS PROXY

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement in connection with the Annual Meeting of Stockholders to be held on June 20, 2006, at the Sheraton Edison Hotel Raritan Center, 125 Raritan Center Parkway, Edison, New Jersey 08837, and hereby appoints Morris Sutton, our Chairman and Interim Chief Executive Officer, and John Gross, our Executive Vice President and Chief Financial Officer, with full power to act alone, and each of them (with full power to act alone), as attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of Majesco Entertainment Company registered in the name provided in this Proxy which the undersigned is entitled to vote at the Annual Meeting of Stockholders, and at any adjournments of the meeting, with all the powers the undersigned would have if personally present at the meeting. Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.

This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR Proposals 1 and 2.

In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments of the meeting.

1.    Election of Class I Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate):

Proposal to elect nominees:

Morris Sutton	FOR	WITHOLD VOTE
Louis Lipschitz	FOR	WITHOLD VOTE
Marc Mazur	FOR	WITHOLD VOTE

2.    To ratify the appointment of Goldstein Golub Kessler LLP as our independent public accountants for the fiscal year ending October 31, 2006.

FOR	AGAINST	ABSTAIN

    Please mark votes as in this example.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:______________________________________Date______________

Signature:______________________________________Date______________

PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE!